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                                   EXHIBIT 12

                         CAROLINA POWER & LIGHT COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        AND PREFERRED DIVIDENDS COMBINED
                     AND RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)


                                                                                      Twelve Months Ended
                                                         ---------------------------------------------------------------------------
                                                            September 30,                           December 31,
                                                         -------------------   ----------------------------------------------------
                                                            1998      1997       1997       1996       1995       1994       1993
                                                         ---------  --------   ---------  ---------  ---------  ---------  --------
  Net income............................................. $422,000  $385,496   $388,317   $391,277   $372,604   $313,167   $346,496
  Fixed charges, as below................................  192,406   195,883    193,632    204,593    226,833    213,821    237,098
  Income taxes, as below.................................  264,285   223,591    225,340    247,405    232,046    180,518    181,653
                                                         ---------  --------   ---------  ---------  ---------  ---------  --------
    Total earnings, as defined........................... $878,691  $804,970   $807,289   $843,275   $831,483   $707,506   $765,247
                                                         =========  ========   =========  =========  =========  =========  ========
Fixed Charges, as defined:
  Interest on long-term debt............................. $170,947  $163,962   $163,468   $172,622   $187,397   $183,891   $205,182
  Other interest.........................................   10,614    19,925     18,743     19,155     25,896     16,119     16,419
  Imputed interest factor in rentals-charged
    principally to operating expenses....................   10,845    11,996     11,421     12,816     13,540     13,811     15,497
                                                         ---------  --------   ---------  ---------  ---------  ---------  --------
    Total fixed charges, as defined...................... $192,406  $195,883   $193,632   $204,593   $226,833   $213,821   $237,098
                                                         =========  ========   =========  =========  =========  =========  ========
Earnings Before Income Taxes............................. $686,285  $609,087   $613,657   $638,682   $604,650   $493,685   $528,149
                                                         =========  ========   =========  =========  =========  =========  ========

Ratio of Earnings Before Income Taxes to Net Income......     1.63      1.58       1.58       1.63       1.62       1.58       1.52

Income Taxes:
  Included in operating expenses......................... $311,570  $241,259   $252,897   $269,477   $258,927   $198,238   $189,535
  Included in other income - Income tax expense (credit).  (38,992)   (9,443)   (19,332)   (13,847)   (18,541)    (9,425)       392
  Included in AFUDC - deferred taxes in nuclear..........
    fuel amortization and book depreciation..............   (8,293)   (8,225)    (8,225)    (8,225)    (8,340)    (8,295)    (8,274)
                                                         ---------  ---------  ---------  ---------  ---------  ---------  --------
    Total income taxes................................... $264,285  $223,591   $225,340   $247,405   $232,046   $180,518   $181,653
                                                         =========  =========  =========  =========  =========  =========  ========
Fixed Charges and Preferred Dividends Combined:
  Preferred dividend requirements........................  $ 2,966    $7,713    $ 6,052    $ 9,609    $ 9,609    $ 9,609    $ 9,609
  Portion deductible for income tax purposes.............     (468)     (234)      (312)      (312)      (312)      (312)      (312)
                                                         ---------  --------   ---------  ---------  ---------  ---------  --------
  Preferred dividend requirements not deductible.........  $ 2,498    $7,479    $ 5,740    $ 9,297    $ 9,297    $ 9,297    $ 9,297
                                                         =========  ========   =========  =========  =========  =========  ========

  Preferred dividend factor:
    Preferred dividends not deductible times ratio of
      earnings before income taxes to net income.........  $ 4,072   $11,817    $ 9,069    $15,154    $15,061    $14,689    $14,131
    Preferred dividends deductible for income taxes......      468       234        312        312        312        312        312
    Fixed charges, as above..............................  192,406   195,883    193,632    204,593    226,833    213,821    237,098
                                                         ---------  --------   ---------  ---------  ---------  ---------  --------
      Total fixed charges and preferred dividends
         combined.........................................$196,946  $207,934   $203,013   $220,059   $242,206   $228,822   $251,541
                                                         =========  ========   =========  =========  =========  =========  ========

Ratio of Earnings to Fixed Charges and Preferred
  Dividends Combined......................................    4.46      3.87       3.98       3.83       3.43       3.09       3.04

Ratio of Earnings to Fixed Charges........................    4.57      4.11       4.17       4.12       3.67       3.31       3.23
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